Exhibit 21.01

SUBSIDIARIES OF KELSO TECHNOLOGIES INC.

Name	Date of Incorporation	State/Jurisdiction of Incorporation or Governing Jurisdiction
Kelso Technologies (U.S.A.) Inc.	August 3, 2005	Nevada
Kelso Innovative Solutions Inc.	June 20, 2012	Nevada